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                                RPM, INC. AND SUBSIDIARIES                                15
                                --------------------------
                     CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                     ---------------------------------------------------
                        PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                        ---------------------------------------------
                                         (Unaudited)
                                                                                Exhibit 11.1
                                                                                ------------
                         (In thousands, except per share amounts)



                                                             Three Months Ended August 31,
                                                            --------------------------------
                                                                  1998             1997
                                                            --------------    --------------
                                                                                 Restated *

Shares Outstanding
------------------
     For computation of basic earnings per
        common share

            Weighted average shares                                103,840            98,077
                                                            --------------    --------------

            Total shares for basic earnings
                 per share                                         103,840            98,077

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents                      807               839

            Additional shares associated with
                conversion of convertible securities                 8,217                --

            Additional shares issuable assuming
                conversion of convertible securities                   ---            12,208
                                                            --------------    --------------

           Total shares for diluted
                  earnings per share                               112,864           111,124
                                                            ==============    ==============

Net Income
----------
     Net income applicable to common shares for
         basic earnings per share                                  $31,224           $28,186
            Add  back interest net of tax on convertible
               securities assumed to be converted                      992             1,352
                                                            --------------    --------------

     Net income applicable to common shares for
         diluted earnings                                          $32,216           $29,538
                                                            ==============    ==============



     Basic Earnings Per Common Share                              $.30              $.29
                                                                  ====              ====



     Diluted Earnings Per Common Share                            $.29              $.27
                                                                  ====              ====
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* Data for August 31, 1997 has been restated to reflect a 25% stock dividend issued of December 8, 1997.

The accompanying notes to consolidated financial statements are an integral part of these statements.